Exhibit (h)(3)

Baseline CRE Income Fund

DISTRIBUTION AND SERVICES (12b-1) PLAN

Class I Shares

WHEREAS, the Baseline CRE Income Fund (the “Fund”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Fund has issued one class of shares (the “Class”) of beneficial interests (the “Shares”) in the Fund known as Class I Shares;

WHEREAS, the Board of Trustees of the Fund (the “Trustees”) has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit the Fund and its shareholders;

WHEREAS, the Trustees have adopted the Plan consistent with Rule 12b-1 under the Act with respect to the Fund; and

WHEREAS, the Fund and UMB Distribution Services, LLC (the “Distributor”) have entered into a separate Distribution Agreement pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

NOW, THEREFORE, the Fund hereby adopts this Plan consistent with Rule 12b-1 under the Act on the following terms and conditions:

1. The Fund has adopted this Plan to enable the Class I Shares to directly or indirectly bear the expenses relating to the distribution of Class I Shares.

2. The Fund will pay the Distributor and/or any Recipient (as defined below) a distribution fee of up to 0.20% on an annualized basis of the Fund’s net asset value attributable to Class I Shares in connection with the promotion and distribution of Class I Shares. The Fund or the Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution, or any other person (each, a “Recipient”) who renders assistance in distributing or promoting the sale of Class I Shares, or who provides certain shareholder services, pursuant to a written agreement. The actual fee to be paid by the Fund to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

3. This Plan shall continue in effect for one year from the date hereof and from year to year thereafter for so long as such continuance is specifically approved at least annually by votes of the majority of both (i) the

Trustees and (ii) the Independent Trustees, cast in person at a meeting of the Trustees called for the purpose of voting on this Plan.

4. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

5. This Plan may be terminated at any time with respect to a Class of the Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of the Class of the Fund, and any agreement under the Plan will terminate in the event of its assignment (as defined in the Act).

6. All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding related Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and that such agreement shall terminate automatically in the event of its assignment.

7. This Plan may be amended, individually with respect to the Class of Shares by votes of the majority of both (i) the Trustees; and (ii) the Independent Trustees, cast in person at a meeting of the Trustees called for the purpose of voting on such amendment; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding Shares of the Class of the Fund.

8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

9. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees who are not interested persons, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission (the “SEC”).

10. To the extent any payments made by the Fund, directly or through the Distributor, for shareholder support and/or administrative services or otherwise, are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares within the context of Rule 12b-1 under the Act, such payments shall be deemed to have been approved and made pursuant to this Plan.

11. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

12. Where the effect of a requirement of the Act reflected in any provision of this Plan is revised by rule, interpretation, or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule, interpretation, or order.